Exhibit 10.21

BY SCROLLING TO THE BOTTOM OF THIS AGREEMENT AND CLICKING THE “I ACCEPT” BUTTON BELOW, YOU ACCEPT AND AGREE TO BE BOUND BY THIS AGREEMENT, THE PROGRAM GUIDE ON THE PROGRAM WEB SITE, AND THE PROGRAM WEB SITE TERMS OF USE AND PRIVACY STATEMENT, ALL OF WHICH ARE INCORPORATED INTO AND FORM PART OF THIS AGREEMENT. YOU ALSO REPRESENT THAT YOU HAVE READ AND UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT. YOU MUST ACCEPT THIS AGREEMENT BEFORE YOU CAN PARTICIPATE IN THE MICROSOFT PARTNER PROGRAM.

Microsoft Partner Program Agreement

Microsoft Corporation (or that Microsoft affiliate specifically identified in section 12 below) and you (as identified in the signature block below) agree to the following terms for your participation in the Microsoft Partner Program (the “program”).

1. Scope. The program centralizes and incorporates many of Microsoft’s technology partner programs around the world. This program is designed to help partners deliver high quality technology and solutions based on Microsoft technologies. Taking part in any Microsoft program is always voluntary for both you and us. Nothing in this agreement restricts you from supporting, promoting, distributing or using non-Microsoft technology.

2. Definitions. In this agreement, ‘you’ means the company that has entered into this agreement with us. and “we,” “us” or “Microsoft” means the Microsoft company that accepts this agreement, in addition. the following definitions apply:

2.1 “affiliate” means any legal entity that is owned by you or us, that owns you or us. or that is under common ownership with you or us. Ownership means control of more than a 50% interest.

2.2 “location” means your affiliates (authorized by you and us) who have enrolled in the program and associated with you for the purpose of pooling partner points or sharing benefits. Locations are described more fully in the program guide.

2.3 “Microsoft materials” means any Microsoft technology (including software), services, information, materials and other benefits provided to you through the program.

2.4 “program levels” means the level of your participation in the program. There are three program levels: (i) registered member level (requires registration only), (ii) certified partner level, and (iii) gold certified partner level. The certified and gold certified partner levels have additional requirements. Program levels and requirements are described more fully in the program guide.

2.5 “program website” means the website you are currently accessing to review and accept this agreement, which is located on http://www.microsoft.com/partner. The program website provides additional tools and information about the program, including the program guide. The program guide includes, but is not limited to additional guidance and instruction about the program levels, partner points, program benefits, and any operational requirements.

2.6 “solutions competency” means special recognition given to partners for specific areas of expertise in the form of a solutions competency. The various solutions competencies and associated requirements are outlined in the program guide.

2.7 “small business specialist” means special recognition given to partners for their expertise in the area of small business. The small business specialist and its associated requirements are outlined in the program guide.

3. Program.

3.1 Enrollment. After you accept this agreement we will advise you of our acceptance or non-acceptance. We will also determine and notify you of the program level for which you qualify based on the partner points you have earned.

3.2 Partner points. The program guide provides detailed information on how to accumulate partner points. In general, you can qualify for a program level by accumulating the required number of partner points. However, partner points do not determine solutions competencies. The program guide will describe in detail how to obtain solutions competencies.

3.3 Benefits.

a.	You will receive certain benefits under the program as outlined in the program guide. Benefits may vary by program level, solutions competencies, and by country. Generally, benefits may include sales, marketing, training, technology, services and/or technology development programs. In some countries, India for example, the welcome kit is the benefit for which the program fee is charged, and may be supplied to you by a Microsoft designated distributor.

b.	Program benefits may have additional terms, conditions, and licenses associated with them. Before using any program benefit, including Microsoft technology, you must obtain and read a copy of the additional terms. Your use of program benefits with additional terms implies your acceptance of the additional terms and your use will be in accordance with the additional terms of the benefit. this agreement, and the program guide. If you do not agree, you are not authorized to use the program benefit(s).

c.	Your affiliates may participate in the program as a location for the purpose of pooling partner points or sharing benefits.

3.4 Services. Delivery of services (as described in the program guide) depends on your full and timely cooperation, as well as the accuracy and completeness of any information you provide. Services may include consulting or support services that are provided to you according to the terms and conditions of this agreement, unless a separate written agreement applies. If a separate written agreement applies, the separate agreement will control.

3.5 Supportability. We can add support for new software or discontinue support for existing software. A list of our currently supported software can be found at www.support.microsoft.com. There may be cases where your implementation of our software cannot be effectively supported. As part of our support services, we will notify you if we reach that conclusion. If you do not modify the implementation of the software to make it effectively supportable within 30 days after the notice, we will not be obligated to provide additional support services for that implementation.

3.6 Program administration. We will administer the program through the program website. This site will include a program guide, tools to track your program membership and tools to allow you to take advantage of program benefits. Microsoft may contact you and send notice by telephone, fax and physical or electronic mail for the primary purpose of administering the program.

3.7 Program changes.

a.	We have the right to change or discontinue the program or any aspect of it. We will give you 30 days email or written notice of any substantive program change (which can include a discontinuation of a part of the program). We will give you 60 days email or written notice if we intend to discontinue the program. If you disagree with any change we make, you have the right to immediately terminate this agreement immediately under section 8.3.

b.	For all other changes, you are responsible for checking the program website regularly. When the program website changes, you will be bound by the changes on a going-forward basis as of the date the changes are posted.

3.8 Payment.

a.	There is no fee for registering as a registered member. If you qualify as a certified or gold certified partner, you agree to pay us the designated annual program fee, and other fees for benefits in which you choose to participate.

b.	In some countries, like India, any reference to the program fee is the price for the welcome kit. In these countries a Microsoft designated distributor invoices you for the welcome kit and sends the kit once invoice is paid. This price is an estimated price and is subject to variations, such as foreign exchange rates. When you send your payment with your invoice, you must also include a signed, hard copy of this agreement.

3.9 Advertising and publicity. We will request your permission if we plan to use your name or corporate logos or identity in advertisements or promotions relating to the program. You agree not to unreasonably withhold or delay your permission. If we do not receive your response within 30 days, lack of response will signify that, you have granted your permission.

4. Intellectual Property.

4.1 Limited trademark license. The Microsoft trademarks, logos, symbols, and names are described in the Microsoft logo guidelines provided to you at the program website, or on the Partner Logo Builder (“Microsoft marks”). The Microsoft marks are available to you only if you meet the criteria to be eligible to use them. The criteria are detailed on the program website, and are based on program level, solutions competency and specialist community (for example, the Microsoft small business specialist community). As long as you meet the eligibility criteria, we grant to you a non-exclusive, non-transferable, non-assignable, limited, royalty-free license to use the applicable Microsoft marks. You acknowledge and agree that:

a.	Microsoft Corporation is the sole owner of the Microsoft marks and the sole beneficiary of the goodwill associated with your use of the Microsoft marks.

b.	You will not acquire any right, title or interest in the Microsoft marks because of your use of the Microsoft marks.

c.	You will not register adopt or use any name, trademark, domain name or other designation that includes all or part of any Microsoft trademark or service mark, or any term that is confusingly similar to a Microsoft trademark or service mark, or any term that is confusingly similar to a translation or transliteration of a Microsoft trademark or service mark.

d.	You may use the Microsoft marks only in connection with Microsoft materials:

•	In the form provided by Microsoft

•	In accordance with applicable guidelines provided to you

•	For program advertising and promotion activities only, and

•	Only in accordance with the terms of this agreement.

e.	You may not alter, animate or distort the Microsoft marks nor combine them with any other symbols, words, images or design elements.

f.	You may not use any of the Microsoft marks or Microsoft materials in connection with the transmission or distribution of unsolicited commercial email or in any manner that would violate local law or custom or conflict with our policies published on http://microsoft.com or through this program.

g.	You must maintain the quality of the solutions and services you offer in relation to the Microsoft marks and the Microsoft materials at a level commensurate with the quality of services you offered before the date of this agreement. The quality of your solutions and services must also meet or exceed standards of quality and performance generally accepted in the industry.

h.	You agree to correct any improper use of the Microsoft marks or deficiencies in the quality of your services within a reasonable time upon receipt of notice from us.

4.2 Referential use of trademarks. All partners (including registered members) may use our corporate name, technology names and trademarks in plain text (but not logos, trade dress, designs or word marks in stylized form) to accurately identify and refer to Microsoft and its technology and services, provided that such use is not likely to cause confusion about the source of your solutions and services or your relationship with Microsoft.

4.3 Notices. You must not remove any copyright, trademark or patent notices contained in or on any Microsoft materials. You must include our copyright notice on the labels for any tangible media containing licensed Microsoft technology and on any documentation for licensed Microsoft technology, including on-line documentation. You must use the appropriate trademark, licensed Microsoft technology descriptor and trademark symbol (either “TM” or “®”), and clearly indicate our (or our suppliers’)

ownership of trademark(s) whenever a licensed Microsoft technology name is first mentioned in any advertisement, brochure or in any other manner in connection with any licensed Microsoft technology. Our trademark guidelines are located at www.microsoft.com/trademarks.

4.4 No technology transfer arrangement. This agreement does not create a ‘technology transfer’ agreement, as defined by applicable law because (a) the technology (including any software) made available under this agreement is not an integrated part of a technology chain for production or management purposes and (b) the technology (including any software) will have its own technology license. You will not hold yourself out as our technology recipient and will not attempt to identify us as a technology provider under this agreement.

4.5 Software or services benefits.

a.	Your right to use Microsoft software or services provided to you under the program is governed by a license agreement for the applicable software or service, or other use terms that may apply.

b.	You must not engage or participate with any third party in the unauthorized manufacture, duplication, delivery, transfer or use of counterfeit, pirated, unlicensed or illegal software or course material and you must not otherwise infringe any of our intellectual property rights. You must reasonably cooperate with us and our affiliates in the investigation of counterfeit, pirated, unlicensed or illegal software and course material. As soon as you become aware, you must report to us any suspected counterfeiting, piracy or other copyright infringement in computer programs, manuals, course material, marketing materials or other copyrighted materials owned by us and/or our licensors.

c.	The benefits you receive under the program, including software or services, are not intended for distribution to your customers. Your customers must acquire a sufficient number of Microsoft licenses to match (1) the quantities of the licensed software you may provide to your customers under a separate agreement, and (2) the maximum number of users and/or devices that may access or use the licensed software under the customer’s license agreement with you or us. You will inform us of any known or suspected failure by a customer to possess sufficient numbers of Microsoft licenses. You will inform us of any known or suspected violations by a customer of any Microsoft license agreement.

4.6 Reservation of rights. We reserve all rights not expressly granted in section 4.

5. Verifying compliance. You must keep all usual and proper books and records relating to your performance of this agreement. This standard takes into account the accounting rules, regulations, authoritative pronouncements, principles and practices accepted in your jurisdiction. At a minimum, you must keep documents related to acquisition, delivery and destruction of licensed software and hardware. You must keep these documents during the term, and for 3 years after this agreement ends. During this same period, our audit team may conduct audits of your applicable books, records, operations, processes and facilities during any selected period to verify your compliance with the terms of this agreement, as described further in the guide. Except for audits related to counterfeit software and hardware, we will give you 48 hours’ notice of the audit. Audits related to counterfeit software and hardware do not require prior notice. You will promptly correct any errors and omissions disclosed by the audits. We reserve the right to validate all customer references supplied by you in accordance with the program requirements.

Any audit will be conducted during your normal business hours and in a manner that does not interfere unreasonably with your normal business activities. You will provide us with access to all applicable books, records, operations, processes and facilities that we may need to review to complete a proper and thorough audit. If an audit is conducted with notice, you will have all applicable books, records and operations available to us at the beginning of the audit. You will pay us the costs for the audit if an audit uncovers a terminable breach of this agreement as defined in section 8.3 or a discrepancy of 2% or more in your use of license benefits during the applicable audit period. If the audit team makes any commercially reasonable recommendations to you on record keeping, you will implement the recommendations within a mutually agreeable timeframe.

6. Program Limitations. We warrant that we will use reasonable care and skill to administer the program. However, your effort and resulting performance in the program are completely under your control. We do not guarantee your satisfaction with the program or your results. Except for loss and damage which cannot be limited or excluded under applicable law, (a) the Microsoft materials we provide you are ‘AS IS,’ and are provided without any other warranties of any kind, and (b) we disclaim on our own behalf and on behalf of our affiliates and suppliers all other warranties or conditions of any kind whether express, implied or statutory. This limitation includes, but is not limited to title, non-infringement, merchantability, satisfactory quality and fitness for a particular purpose, accuracy, completeness, system integration, timeliness, or any implied warranty or conditions arising from course of dealing or usage of trade. You must defend, indemnify and hold us harmless from any third-party claims, including without limitation, reasonable attorney’s fees, arising from your acts or omissions (including those of your agents) relating to your performance under this agreement. This limited warranty gives specific legal rights. You and we may have other rights which vary by jurisdiction.

7. Disclaimers and Limitations of Liability.

7.1 Disclaimers and limitations of liability. In the absence of fraud or gross negligence, neither party will be liable to the other for any loss (whether direct or indirect) of profits, data, business or anticipated savings. In addition, there is no liability for any other indirect, consequential, punitive, incidental or special damages arising out of or related to this agreement (whether for support services, termination or otherwise). The only remedy that the parties may have for any claim arising out of or related to this agreement (whether for support services, termination or otherwise) is to terminate this agreement. These terms apply regardless of the form or cause of action or the alleged basis of the claim (including negligence). This section does not apply in the case of fraud, gross negligence, death or personal injury caused by negligence, or to breaches of intellectual property rights, indemnification or confidentiality provisions of this agreement. This section is enforceable to the maximum extent permitted by law. Yours and our total cumulative liability for loss or damage of any kind (including loss or damage caused by negligence) to the extent not excluded by this agreement is limited to 100% of the amount actually paid, and any amounts owed by you to us, during the then-current term of this agreement. Such liability is reduced to the extent that the non-liable party or its agents caused or contributed to the loss or damage.

7.2 Business purposes. You confirm that you are entering this agreement, and acquiring the services and program materials under it, for business purposes only. You agree that the provisions of any consumer protection legislation for the relevant jurisdiction will not apply to the extent that contracting out of such legislation is permitted by law.

7.3 Consumer rights. Nothing in this agreement is intended to limit the rights of a consumer, as may be defined by applicable law. To the extent necessary, this agreement is considered to be modified to reflect this intention. Consumers may have the benefit of certain rights of remedies which may not be excluded under applicable law. If so and to the maximum extent permitted by law, our liability is limited, at our option either to (a) re-supply the services, or (b) the cost to re-supply the services.

8. Term and Termination

8.1 Term. This agreement will take effect on the later of the (i) date we accept this agreement or (ii) date following the expiration of your current agreement (“effective date”) and will continue for one year from the effective date (“term”), unless terminated earlier. If you upgrade from registered member status during the term, your effective date will change to the date we accept the upgrade. An upgrade from certified to gold certified partner status will not change your effective date. Upon expiration of the term, if you choose to reenroll in the program you must do so on the program website. This agreement will not renew automatically and we may choose not to renew your membership in the program.

8.2 Termination without cause. Either party may terminate this agreement at any time, without cause, upon 60 calendar days’ notice. If the agreement is terminated as described in this section, neither party will be responsible to the other for any costs or damages that are a direct result of the termination.

8.3 Termination for cause. If either party breaches any provision of this agreement, and the cause for termination is curable, the non-breaching party will give 30 calendar days’ email or written notice and an opportunity to cure. If the cause for termination is not curable, termination will take effect immediately upon notice from the non-breaching party. For example, if you or we violate the confidentiality requirements in section 11.4 it is a breach that cannot be cured. We retain our other rights and remedies.

8.4 Statutory form. If we are required to use a statutory form, we reserve the right to either terminate or vary this agreement without its use and without any liability to you.

8.5 Effect of termination. When this agreement is no longer in effect, you must immediately stop using any rights and benefits granted by this agreement and the program. You must also destroy all Microsoft materials. Within 10 days of termination and at our sole discretion, you will do one of the following:

•

return all copies of documents and materials containing customer information you received as a result of this agreement together with all other Microsoft materials and property in your possession or under your control, or

•	destroy all such specified documents and Microsoft materials (including any and all copies) and provide us with a certificate of destruction signed by an officer of your company.

Termination of this agreement will not, by itself, result in the termination of any unresolved request for technical support made before termination. The terms of this agreement will continue in effect solely for the purpose of such unresolved requests until the requests are resolved or are otherwise closed.

8.6 Waiver of rights and obligations. To the extent necessary to implement the termination of this agreement, each party waives any right or obligation under any applicable law or regulation to request or obtain intervention of the courts to terminate this agreement.

8.7 Survival. Sections 5, the disclaimers and indemnifications in section 6, 7, 8.5, 8.7, 10, 11, 12, and 13, as well as section 7 of the MLSC terms, will survive the expiration or termination of this agreement.

9. Compliance with laws.

9.1 Export restrictions. Any software you receive as a benefit of the program is subject to U.S. export laws and regulations. You must comply with all domestic and international export laws and regulations that apply to the licensed software you receive as a benefit of the program. The laws include restrictions on destinations, end-users and end use. For additional information, see http://www.microsoft.com/exporting/.

9.2 Local Laws and Regulations. You and your affiliates must, at your own expense comply with all applicable local laws and regulations necessary under this agreement.

10. Taxes.

10.1 Taxation. The amounts to be paid to us under this agreement do not include any foreign, U.S. federal, national, state, provincial, local, municipal or other governmental taxes (including without limitation goods and services taxes), stamp or documentary taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under or any supply made under this agreement. However, you must pay to us any applicable value added, goods and services, sales or use taxes or like taxes that are owed by you solely as a result of entering into this agreement and which are permitted to be collected from you by us under applicable law. You may provide to us a valid exemption certificate in which case we will not collect the taxes covered by such certificate. We are not liable for any of your taxes that you are legally obligated to pay which are incurred or arise in connection with or related to the sale of goods and services under this agreement, and all such taxes (including but not limited to net income or gross receipts taxes, franchise taxes, and/or property taxes) shall be your financial responsibility. Where such taxes are imposed on us by law, you must pay us an amount on account of such taxes as invoiced by us to you. You will indemnify, defend and hold us harmless from any taxes (including sales or use taxes paid by you to us) or claims, causes of action, costs (including, without limitation, reasonable attorneys’ and legal fees) and any other liabilities of any nature whatsoever related to such taxes.

If, in accordance with local laws and regulations or after a determination by foreign tax authorities, any taxes are required to be withheld, on payments made by you to us, you may deduct such taxes from the amount owed to us and pay them to the appropriate taxing authority; You must promptly secure and deliver to us an official receipt for any such taxes withheld or other documents necessary to enable us to claim a U.S. Foreign Tax Credit. You will make certain that any taxes withheld are minimized to the extent possible under applicable law.

10.2 Tax treatment. This tax section shall govern the treatment of all taxes arising as a result of or in connection with this agreement notwithstanding any other section of this agreement or any other document included in this agreement.

11. General.

11.1 Entire agreement. The terms and conditions of this agreement and the program guide (and any terms applicable to specific benefits) on the Web site form our entire agreement concerning the program and supersede any prior or contemporaneous communications. Except as expressly provided herein, this agreement can only be changed by an amendment agreed to by both parties, except that we may change the program guide with respect to processes relating to program administration, policies, procedures, guidelines, benefits and similar changes. You are responsible for a) communicating the terms of this agreement to your employees and contractors, and b) ensuring their compliance with the terms of this agreement and any company policies and procedures you might have surrounding the use of the program and the program website. This agreement does not amend or alter any other agreement between you and us.

11.2 Notices. All notices and requests in connection with this agreement must be sent to the named contact person and the address you provide us. For notices and requests to us, see the program website. Notices are considered delivered on the date shown on the confirmation of delivery, such as the date of publication to the program website. You will give us prompt notice if you become insolvent or enter insolvency, bankruptcy or other similar proceedings under applicable laws.

11.3 Assignment. Either party may assign this agreement at any time to an affiliated company; otherwise, this agreement may not be assigned, by agreement or otherwise without the prior, written approval of the other party, which will not be unreasonably withheld.

11.4 Confidentiality. The following terms and conditions apply to exchanges of information that take place under this agreement.

a.	“Confidential information” means nonpublic information that you, we, or an affiliate designates as being confidential or which, under the circumstances surrounding disclosure, or given the nature of the disclosure, ought to be treated as confidential.

b.	You and we must refrain from disclosing any confidential information of the other for five years following the date of disclosure, except that if the confidential information contains personal information (such as customer contact information), there is no time limit regarding non-disclosure. Neither party will be liable for disclosure of information which the receiving party can prove (a) is already known to the receiving party without any obligation to maintain the same as confidential; (b) becomes publicly known through no wrongful act of the receiving party; (c) is rightfully received from a third party without breach of an obligation of confidentiality owed to the other party; or (d) is independently developed by the receiving party.

c.	However, confidential information may be disclosed in accordance with a judicial or other governmental order, if the receiving party either; (i) gives reasonable notice of the order to allow the disclosing party a reasonable opportunity to seek a protective order or otherwise prevent or restrict its disclosure, or (ii) obtains written assurance from the applicable judicial or governmental entity that it will protect the confidential information to the maximum level allowed under applicable law or regulation.

d.	The term “residuals” means information in intangible form, which is retained in memory by persons who have had access to the confidential information, including ideas, concepts, know-how, or techniques contained therein. You and we are free to use the residuals resulting from access to or work with confidential information for any purpose, however, the receiving party may not disclose the confidential information except as expressly permitted pursuant to the terms of this agreement. The receiving party will not have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. This sub-paragraph does not grant a license to the receiving party under the disclosing party’s copyrights or patents.

e.	One party may provide the other party with suggestions, comments or voluntary feedback if it does not violate any other contractual or legal obligations. This feedback may be used, disclosed, reproduced, licensed, distributed and exploited by either party without obligation or restriction of any kind. Unless the parties specifically agree in writing, this feedback, even if designated as confidential, will not create a confidentiality obligation.

f.	We may use any technical information we derive from providing services related to our technology for problem resolution, troubleshooting, functionality enhancements and fixes, for our knowledge base. We will not identify you or disclose any of your confidential information in any item in the knowledge base.

g.	You will keep in strict confidence any customer information given to you by us under the terms of this agreement. You will also take reasonable security measures to protect the customer information from unauthorized use, access, disclosure, alteration or destruction. Security measures will include access controls, encryption and any other security means that are required to comply with applicable laws.

11.5 Relationship between you and us. Even though we may call you a “partner”, you are an independent contractor for all purposes regarding this agreement and its provisions. At no time do you have the power to (i) bind Microsoft, (ii) vary any terms, conditions warranties or covenants made by Microsoft, or (iii) create in favor of any person any rights that we have not previously authorized in writing. Neither this agreement, nor any of its provisions, will be construed as creating a partnership (as such term is used in applicable partnership laws to designate a legal partnership entity), joint venture, agency, or franchise relationship or any fiduciary duty between us.

11.6 Language. We offer this agreement in several languages. The language version in which you accept this agreement will control. If you are in Canada, it is our express wish that this agreement, and any associated program documentation, be written and signed in English. C’est la volonté expresse des parties que la présente convention ainsi que les documents qui s’y rattachent soient rédigés en anglais.

11.7 Severability. If a court holds any provision of this agreement to be illegal, invalid or unenforceable, the remaining provisions will remain in full force and effect and we will amend this agreement to give effect to the stricken clause to the maximum extent possible.

11.8 Waiver. No waiver of any breach of this agreement will be a waiver of any other breach, and any waiver must be in writing and signed by an authorized representative of the waiving party..

11.9 No representations. Microsoft has not made any representation to you about Microsoft materials on which you have relied in deciding to acquire them or to enter into this agreement. You warrant that you have relied on your own skill and judgment or that of your advisers in relation to these matters. However, neither party limits or excludes liability for fraudulent misrepresentations.

11.10 Government. This agreement is not for your use if you are a government entity, except as may be expressly agreed in an amendment to this agreement addressing unique government issues, for example, applicable law, publicity, confidentiality/public records.

11.11 Order of precedence. With any inconsistency between this agreement and the program guide, the agreement will prevail over the program guide. With any inconsistency between this agreement and the additional or separate terms referenced in sections 3.3(b) and 3.5, the additional terms outlined in the program guide will prevail.

12. Microsoft Contracting Entity. The Microsoft contracting entity for this agreement is determined by the country/region you are located in and as outlined below:

The Microsoft entity for Japan is:

Microsoft Co., Ltd.

Odakyu Southern Tower

2-1, Yoyogi 2-chome, Shibuya-ku, Tokyo

151-8583 Japan

The Microsoft entity for the People’s Republic of China is:

Microsoft (China) Company, Limited

6F Sigma Center

No. 49 Zhichun Road Haidian District

Beijing 10080, P.R.C.

The Microsoft entity for the following countries/regions is indicated below: Anguilla, Antigua and Barbuda, Argentina, Aruba, Bahamas, Barbados, Belize, Bermuda, Bolivia, Brazil, Canada, Cayman Islands Chile, Colombia, Costa Rica, Curacao, Dominica, Dominican Republic, Ecuador, El Salvador, French Guiana Grenada, Guam, Guatemala, Guyana, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Netherlands Antilles, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Saint Kitts and Nevis, Saint Lucia, Saint Pierre and Miquelon, Saint Vincent and The Grenadines, Suriname, Trinidad and Tobago, Turks and Caicos Islands, United States, Uruguay, Venezuela, Virgin Islands (British) and Virgin Islands (U.S.)

Microsoft Corporation

One Microsoft Way

Redmond, WA 98052

USA

The Microsoft entity for the following countries/regions is indicated below: Afghanistan, Albania Algeria, Andorra, Angola, Armenia, Austria, Azerbaijan, Bahrain, Belarus, Belgium, Benin, Bosnia and Herzegovina, Botswana, Bouvet Island, Bulgaria, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Congo, Cote d’lvoire, Croatia, Cyprus, Czech Republic, Democratic Republic of Sao Tome and Principe, Denmark, Djibouti, Egypt, Estonia Ethiopia, Gibraltar, Greece, Greenland, Guadeloupe, Guinea-Bissau, Hungary, Iceland, Ireland, Israel, Italy, Jordan, Kazakhstan, Kenya, Kosovo, Kuwait, Kyrgyzstan, Latvia, Lebanon, Lesotho, Liberia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madagascar, Malawi, Mali, Malta, Mauritania, Mauritius, Moldova, Monaco, Mongolia, Morocco, Mozambique, Namibia, Netherlands, New Caledonia, Niger, Nigeria, Norway, Oman, Pakistan, Poland, Portugal, Qatar, Republic of Cape Verde, Republic of Equatorial Guinea, Republic of Guinea, Republic of Senegal, Reunion, Romania, Russian Federation, Rwandese Republic, Saint Helena, San Marino, Saudi Arabia, Seychelles, Sierra Leone, Slovakia, Slovenia, Somalia, South Africa, Spain, Svalbard and Jan Mayen, Swaziland, Sweden, Switzerland, Tajikistan, Tanzania, Togo, Tunisia, Turkey, Turkmenistan, Uganda, Ukraine, United Arab Emirates, United Kingdom, Uzbekistan, Vatican City State, Yemen, Zaire, Zambia and Zimbabwe

Microsoft Ireland Operations Limited

The Atrium

Block B

Carmenhall Road

Sandyford Industrial Estate

Dublin 18

IRELAND

The Microsoft entity for the following countries/regions is indicated below: American Samoa, Australia and its external territories, Bangladesh, Bhutan, Brunei Darussalam, Cambodia, Cook Islands, East Timor, Fiji, French Polynesia, French Southern Territories, Hong Kong, India, Indonesia, Kiribati, Lao Peoples Democratic

Republic, Macao, Malaysia, Maldives, Marshall Islands, Mayotte, Micronesia, Nauru, Nepal, New Zealand, Niue, Northern Mariana Islands, Palau, Papua New Guinea, Philippines; Pitcaim, Republic of Korea, Samoa, Singapore, Solomon Islands, Sri Lanka, Thailand, Tokelau, Tonga, Tuvalu, Wallis and Futuna Islands, Vanuatu and Vietnam.

Microsoft Regional Sales Corporation

A corporation organized under the laws of the State of Nevada, USA with a branch in Singapore, having its principal place of business at;

438B Alexandra Road, #4-09/12, Block B, Alexandra Technopark

Singapore, 119968

The Microsoft entity for Taiwan is:

Microsoft Taiwan Corporation

8F, No 7, Sungren Rd.

Shinyi Chiu, Taipei

Taiwan 110

13. Applicable law; attorney’s fees. Applicable law, jurisdiction and venue for this agreement are identified below. This choice of jurisdiction and venue does not prevent either party from seeking injunctive relief with respect to a violation of intellectual property rights, confidentiality obligations or enforcement of recognition of any award or order in any appropriate jurisdiction. If either party commences litigation in connection with this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

13.1 Generally. Except as provided in section 13.2 below, this agreement is governed by the laws of the State of Washington. The parties consent to exclusive jurisdiction and venue in the courts sitting in King County, Washington. You waive all defenses of lack of personal jurisdiction and forum non conveniens.

13.2 Other Terms. If your principal place of business is in one of the countries or regions listed below, or if you are a government entity, the corresponding provision applies, which supersedes section 13.1 to the extent that it is inconsistent:

a.	If your principal place of business is in Australia or its external territories, India, Indonesia, Malaysia, New Zealand, Philippines, Singapore, Thailand or Vietnam, the following applies:

This agreement is construed and controlled by the laws of Singapore.

If your principal place of business is in Australia or its external territories, Malaysia, New Zealand or Singapore, you consent to the non-exclusive jurisdiction of the Singapore courts.

If your principal place of business is in India, Indonesia, Philippines, Thailand or Vietnam, any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, must be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC”), which rules are deemed to be incorporated by reference into this section. The

Tribunal shall consist of one arbitrator to be appointed by the Chairman of SIAC. The language of the arbitration shall be English. The decision of the arbitrator shall be final, binding and incontestable and may be used as a basis for judgment thereon in India, Indonesia, Philippines, Thailand or Vietnam (as appropriate), or elsewhere.

b.	If your principal place of business is in Japan, the following applies:

Our agreement shall be construed and controlled by the laws of Japan, and you consent la exclusive original jurisdiction and venue in the Tokyo District Court. In any action to enforce any right or remedy under this agreement or to interpret any provision of this agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

c.	If your principal place of business is in Afghanistan, Albania, Algeria, Andorra, Angola, Armenia, Austria, Azerbaijan, Bahrain, Belarus, Belgium, Benin, Bosnia and Herzegovina, Botswana, Bouvet Island, Bulgaria, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Congo, Cote d’lvoire, Croatia, Cyprus, Czech Republic, Democratic Republic of Sao Tome and Principe, Denmark, Djibouti, Egypt, Estonia, Ethiopia, Faeroe Islands, Finland, France, Gabon, Gambia, Georgia, Germany, Ghana, Gibraltar, Greece, Greenland, Guadeloupe, Guinea-Bissau, Hungary, Iceland, Ireland, Israel, Italy, Jordan, Kazakhstan, Kenya, Kossovo, Kuwait, Kyrgyzstan, Latvia Lebanon, Lesotho, Liberia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Madagascar, Malawi, Mali, Malta, Mauritania, Mauritius, Moldova, Monaco, Mongolia, Morocco, Mozambique, Namibia, Netherlands, New Caledonia Niger, Nigeria, Norway, Oman, Pakistan, Poland, Portugal, Qatar, Republic of Cape Verde, Republic of Equatorial Guinea, Republic of Guinea, Republic of Senegal, Reunion, Romania, Russian Federation, Rwandese Republic, Saint Helena, San Marino, Saudi Arabia, Seychelles, Sierra Leone, Slovakia, Slovenia, Somalia, South Africa, Spain, Svalbard and Jan Mayen, Swaziland, Sweden, Switzerland, Tajikistan, Tanzania, Togo, Tunisia, Turkey, Turkmenistan, Uganda, Ukraine, United Arab Emirates, United Kingdom, Uzbekistan, Vatican City State, Yemen, Zaire, Zambia, Zimbabwe, the following applies:

Our agreement is governed by and construed in accordance with the laws of Ireland and you consent to the jurisdiction of and venue in the Irish courts in all disputes arising out of or relating to this agreement.

d.	If your principal place of business is in the People’s Republic of China (for the purpose of this agreement, the People’s Republic of China does not include Hong Kong S.A.R. or Taiwan), the following applies:

Our agreement shall be construed and controlled by the laws of the People’s Republic of China, and the you consent to submit any dispute arising out of or in relation to the agreement and the Addendum to the binding arbitration at the China International Economic and Trade Arbitration Commission in Beijing (CIETAC) in accordance with its rules in effect from time to time.

e.	If your principal place of business is in Colombia or Uruguay, the following applies:

All disputes, claims or proceedings between the parties relating to the validity, construction or performance of this agreement shall be settled by arbitration in accordance with UNCITRAL Arbitration Rules as at present in force. The appointing authority shall be the International Chamber of Commerce (“ICC”) acting in accordance with the rules adopted by the ICC for this purpose and the place of arbitration will be Seattle, Washington, U.S.A. There shall only be one arbitrator. The award shall be in law and not in equity and shall be final and binding on the parties. The parties hereto irrevocably agree to submit all matters and disputes arising in connection with this agreement to arbitration in Seattle, Washington, U.S.A.

f.	If your principal place of business is in Republic of Korea, the following applies:

Our agreement shall be construed and controlled by the laws of Republic of Korea, and you consent to exclusive original jurisdiction and venue in the Seoul District Court. In any action to enforce any right or remedy under this agreement or to interpret any provision of this agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

g.	If your principal place of business is in Taiwan, the following applies:

The terms of this agreement shall be governed by and construed in accordance with the laws of Taiwan. The parties hereby designate the Taipei District Court as the court of first instance having jurisdiction over any disputes arising out of or in connection with this agreement.

Microsoft Learning Solutions Competency Terms

In addition to the above terms, the following terms, including the Microsoft Certified Partner for Learning Solutions Benefits and Requirements Guide (“CPLS guide”) and CPLS website at https://partner.microsoft.com/mspplearning, apply only to partners with approved Microsoft learning solutions competency (“MLSC”) status. MLSC may also be referred to as the Microsoft Certified Partner for Learning Solutions (“CPLS”) initiative.

1. Definitions. The following defined terms apply only to the MLSC terms and the CPLS guide:

1.1 “corporate customer” means any legally recognized business entity that is your customer. A corporate customer does not need to be a “corporation”.

1.2 “course materials” means any printed or electronic materials developed by or on behalf of Microsoft for use in Microsoft courses. Course materials include Official Microsoft Learning Products (“OMLP”) (formerly known as Microsoft Official Curriculum/MOC course material), and Microsoft Business Solutions (“MBS”) course material, and such other materials as Microsoft authorizes for use as course materials by MLSC partners from time to time. Course materials do not include Microsoft Press books in either print format or electronic version.

1.3 “Microsoft courses” means any classroom, online, self-paced, self-directed, or other courses, workshops, clinics, seminars, or the like that educate computer professionals who develop, support, and implement Microsoft software, technologies, and solutions.

1.4 “private training” mean private, instructor-led training classes that you offer and deliver to students employed by or contracted to a single organization with whom you have a contract to teach a predefined learning objective.

1.5 “public training” means open enrollment classes that you offer and deliver to the general public in a classroom setting. These classes can include students from one to many organizations, and include individuals not affiliated with a company or organization.

1.6 “student” means any person attending a Microsoft course, including any student auditing a Microsoft Course.

1.7 “trainer” or “Microsoft Certified Trainer” or “MCT” means an individual who qualifies instructionally and is certified technically by Microsoft to deliver Microsoft courses using the course materials through the program as outlined in the program guide. CPLS guide and the Microsoft MCT program.

2. MLSC Competency Scope. MLSC is a solutions competency that is available to all certified and gold certified partners in the program who meet the MLSC qualifications as set forth in the CFLS guide.

2.1 Enrollment. After you accept this agreement, we will advise you of our acceptance (“Microsoft notice”). The date you receive the Microsoft notice will be considered the effective date of your appointment to the MLSC competency.

2.2 MLSC web pages. You will have access to the MLSC web pages that are accessible through the program website. The MLSC web pages are available only to MLSC partners. You will have access to these pages immediately upon your acceptance of this agreement. If for some reason we decline to accept this agreement or your status as an MLSC partner, your access to the MLSC pages will be terminated.

2.3 Benefits. You will receive certain benefits as an MLSC partner. These benefits are outlined in the program guide and the CPLS guide.

3. Microsoft Course Licenses. Microsoft grants you a non-exclusive, royalty-free license to (a) offer Microsoft courses to students (as described below), and (b) use the course materials for the sole purpose of teaching the Microsoft courses to such students.

3.1 Authorized Distribution. You are authorized on a non-exclusive basis to offer and provide Microsoft courses, and to distribute course materials, only to students who:

(a) are your customers as part of a public or private training engagement at one of your locations, or

(b) are students at the office locations of your corporate customers, as long as these courses are (i) limited to private or online training offerings for corporate customers, (ii) subject to a separate agreement entered into by you and your corporate customer in your territory, and (iii) comply with all applicable laws of the relevant jurisdiction, or

(c) are students of your school customers. However, if you are concurrently participating in the MBS Academic Alliance Program, licensing and OMLP acquisitions will be mandated by the terms and conditions of the respective program, with no cross representation of benefits or requirements.

As an MLSC partner, you must acquire licenses to course materials either directly from Microsoft or from authorized distributors of the course materials.

3.2 Training Use Licenses. If you use any Microsoft software in a Microsoft course or other training course, you must legally acquire the software for use at your Microsoft location(s) or other course location(s), subject to the technology license that is provided with the software and the conditions outlined in the MSPP program guide.

4. Microsoft Learning Solutions Competency Logo

In accordance with Section 4.1 of the agreement. Microsoft grants you a limited, non-exclusive, non-transferable, non-assignable, royalty-free license to use the MLSC logo only as long as you maintain MLSC partner status and during the term of the agreement, and in accordance with the logo guidelines provided by Microsoft on the program website.

5. MLSC Partner Responsibilities and Obligations. Your responsibilities and obligations are outlined in the program guide and in the CPLS guide on the program website. However, before you accept this agreement there are obligations we would like to bring to your attention as being particularly important in order to maintain your MLSC partner status:

5.1 You must not, at any time, represent that Microsoft is responsible for, or assumes any responsibility for the quality of your services or your location(s).

5.2 You must use the course materials when you provide any Microsoft course for any Microsoft technology. If we have not developed course materials for a course on a particular Microsoft technology, you may develop or acquire your own course material and offer third-party courses; as long as you do not offer these courses as “Microsoft courses” or otherwise in a manner that would lead students to believe the courses are developed by or on behalf of Microsoft. You may use supplemental materials you develop in conjunction with the course materials so long as the supplemental materials are clearly identified as such, and you retain ownership of the supplemental materials.

5.3 You must not knowingly supply any course materials to anyone who engages in the use, manufacture, distribution or other supply or transfer of counterfeit, pirated, or illegal course materials. You must promptly report to Microsoft, and reasonably cooperate with Microsoft in the investigation of any counterfeit, pirated or illegal course materials.

5.4 You must not localize or translate any portion of the course materials or any associated documentation into any other language. You must not copy, modify, merge, reproduce, reverse engineer, or disassemble course materials except as explicitly authorized by Microsoft in the program guide, the CPLS guide, or otherwise in writing. You must notify students in writing of any deviation, omission, or modification to any course materials before students sign up for any training conducted by you.

5.5 You may use the phrase “Official Microsoft Learning Products”, “Microsoft Business Solutions Courseware,” and/or “Microsoft Developer Network” in advertising or marketing materials to identify only those courses that use such course materials, if you use them as specified in the program guide or as provided to you by Microsoft from time to time.

5.6 You are solely responsible for supporting students in the use of the course materials, and we are not obligated to provide support to you or to your students. You may ask us questions about use of the course materials through the Microsoft learning solutions partner website, and your MCTs may ask questions about the use of course materials through the MCT website.

5.7 You must provide a personal computer for each student to use while attending a classroom-based Microsoft course as specified in the CPLS guide, course materials, or trainer course materials. You must also acquire and maintain the additional hardware, software, and audio-visual equipment outlined in the CPLS guide in order to optimize the training environment and experience.

6. Revisions and Upgrades. If Microsoft makes material revisions that involve upgrades or new versions of a Microsoft technology, Microsoft will notify you through the program website. To teach new or updated Microsoft courses, we may require MCTs to complete one or more of the following trainer certification requirements:

(a)	Attend the applicable Microsoft course,

(b)	Pass the Microsoft certification exam on the revised software, and/or

(c)	Acquire the new Microsoft trainer kit.

You must pay the cost of registration, travel and lodging for your MCTs to attend the applicable training.

7. Verifying compliance. In addition to the audit procedures described in the agreement, we and/or a designated representative may audit your Microsoft courses without notice. Course audits may include a formal written critique of your trainers’ software and technical knowledge and delivery skills, and/or a review of the equipment, facilities, student rosters for Microsoft courses taught, course materials provided to students, and course materials inventory. If we determine in our business judgment that (a) Microsoft courses are not being delivered in a professional manner, (b) you are not providing an effective learning environment and/or experience, (c) the facilities and equipment are not sufficient for quality training to occur; or (d) course materials acquisitions do not match the total of students trained in Microsoft courses, Microsoft courses taught and current course materials inventory, then we will immediately notify you in writing and may terminate this agreement if not cured in accordance with Section 8.3 of the agreement.